Exhibit 10.4

English Translation

Equity Interest Transfer Agreement

This Agreement was entered by and among the following parties on June 22, 2020 in Shenzhen, China:

Party A: Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd. (referred to as “Transferee”)

Address: 13th Floor, Block 1, Building B, Wisdom Plaza, Nanshan District, Shenzhen

Legal Representative: Yumin Lin

Party B:

Party B 1: Yuwen Li (referred to as “Transferor”)

ID Number: *************

Address: ****************

Party B 2: Zhipeng Zuo

ID Number: *************

Address: ****************

Party B1 and Party B2 are collectively referred to as “Party B” or “Original Shareholders.”

Party C: Dongguan Xixingdao Technology Co., Ltd. (“Target Company”)

Address: Room 301, No. 88, Jiefang Road, Humen, Humen Town, Dongguan City

Legal Representative: Yuwen Li

Party D: Fortune Valley Treasures, Inc. (“FVTI”)

Address: 13th Floor, Block 1, Building B, Wisdom Plaza, Nanshan District, Shenzhen

Authorized Director: Yumin Lin

WHEREAS:

1.	Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd. is a limited company registered in Qianhai, Shenzhen and validly existing in accordance with Chinese laws.

2.	Target Company is a limited company registered in Dongguan, Guangdong, in accordance with Chinese law. As of the date of this Agreement, Target Company’s registered capital is RMB 1 million.

3.	As of the execution date of this Agreement, Party B are the original shareholders of Target Company and holds 100% equity interest of Target Company, of which: Party B1 holds 90% equity interest of Target Company and Party B2 holds 10% equity interest of Target Company.

4.	Party B1 agrees to transfer 90% of the equity interest of Target Company he holds to Party A in accordance with the terms of this Agreement, and Party A agrees to acquire such equity interest in accordance with the terms of this Agreement.

Regarding to the acquisition of 90% of the equity of Target Company held by Party B, the parties agreed to the terms of this Agreement through friendly negotiation in accordance with the principles of fairness, reasonableness, and good faith:

Article 1 Definition

1.1 Unless otherwise agreed in this Agreement, the following terms have the following meanings in this Agreement:

Party A	refers to	Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd.

Target Company	refers to	Dongguan Xixingdao Technology Co., Ltd.

Party B/ Original Shareholders	refers to	the original shareholders of the Target Company on the execution date of this Agreement, namely, Yuwen Li and Zhipeng Zuo

Transferor	refers to	Yuwen Li, one of the shareholders of Target Company.

SEC	refers to	the United States Securities and Exchange Commission.

This Transaction	refers to	Party A’s acquisition of 90% of equity interest in Target Company held by the Transferor.

Underlying Equity	refers to	the 90% equity interest of Target Company held by Party B.

Transaction price / transaction consideration	refers to	the general term for the transaction consideration paid by Party A to acquire the target equity in accordance with Article 2.5 of this Agreement.

Settlement date	refers to	the day that All Party B’s equity is transferred to Party A in the government registration department.

Profit commitment period	means	the period from June 1, 2020 to May 31, 2021.

Net Profit	refers to	the net profit attributable to the parent company audited by the Auditor

Burden of Rights	means	any mortgage, pledge, lien, guarantee, burden of rights, property entrustment, priority, security interest, retention of title, beneficial right, trust arrangement, or other set, recognized and/or enforceable third party rights or claims of any nature in accordance with relevant laws.

Yuan	refers to	Chinese Yuan, RMB

Working day	refers to	The normal business days of commercial banks in China, except on Saturday, Sundays and holidays.

Force majeure	refers to

any affected party cannot reasonably control, do not expect or is unavoidable and cannot be overcome even if it can be expected, and it appears after the execution date of this Agreement, it makes it objectively impossible or impossible for the party to perform all or part of this Agreement. Such events include but not limited to, earthquakes, riots, wars, laws and regulations, and changes in the listing rules that are explicitly required by the SEC and announced to the public.

Fiscal Year	refers to	the year from January 1 to December 31.

1.2 In this Agreement, unless otherwise specified:

(1) the laws, regulations or related provisions mentioned in this Agreement include future interpretations, amendments or supplements to these laws, regulations or related provisions, and also include newly issued relevant laws replacing these laws, regulations and related supporting or supplemental regulations;

(2) “articles,” “sections” and “items” shall be the “articles,” “sections” and “items” of this Agreement; and

(3) the title of the provisions of this Agreement is only for reference, and does not affect the interpretation of this Agreement.

Article 2 This Transaction

2.1 All of the Original Shareholders of Target Company, Yuwen Li and Zhipeng Zuo, have agreed that Yuwen Li will transfer 81% of the equity interest of Target Company and Zhipeng Zuo will transfer 9% of the equity interest of Target Company to Party A in accordance with the terms and conditions of this Agreement, and Party A has agreed in accordance with the terms and conditions of this Agreement and Target Company’s representations and warranties to accept the transfer of equity interest. Upon the completion of the acquisition, Target Company’s equity structure is as follows:

No.	Name of Shareholders	Capital Contribution (RMB)	Share Percentage (%)
1	Party A	900,000	90
2	Yuwen Li	90,000	9
3	Zhipeng Zuo	10,000	1
Total		1,000,000	100

2.2 The parties have agreed that after the following conditions have been met on or before the Deadline (or partially or wholly waived by Party A in writing), the parties shall complete the Closing in accordance with Section 2.7 of this Agreement.

2.2.1 According to Party A’s due diligence requirements, the information disclosed by Party B and Party C to Party A before the Closing, which includes but not limited to the history of Target Company and its subsidiaries, all certificates, licenses, permits and approval documents, financial information, customer information, claims and debts, arbitration and the litigation status, Right of Burden on the equity and all information related to the equity interest of the Target Company are true, accurate and complete. There are no concealment or misleading disclosures and statements and such information has been reviewed by Party A and is to its satisfaction.

2.2.2 Each of the management members(The management list should be confirmed by Party A) of the Target Company shall enter into a non-competition agreement and a confidentiality agreement.

2.2.3 With regard to the intellectual property rights such as the trademark “Shui Yi Jia” (Type35, Graphics designs) related to the business operations of the target company and the copyright of WeChat applets such as Shui Yi Jia Fresh, Youpin, Mall, etc., the target company has been associated with Party B or its control The party signs a written transfer agreement to transfer the above intellectual property rights to the name of the target company; and Party B guarantees to complete the above-mentioned intellectual property transfer registration procedures within 180 days after the completion of the equity transfer.

2.2.4 Party B and Party C guarantee that all representations and warranties under this Agreement are true, complete, accurate and not misleading.

2.2.5 Completion of initial draft of 2019 audited consolidated annual report of Target Company.

2.2.6 Party B expressly waived the preemptive right to purchase equity.

2.3 Party A has the right to waive any of the conditions precedent listed in Section 2.2. To avoid discrepancies, apart from the above-mentioned conditions, the parties to this Agreement shall not be entitled to waive any of the conditions in Section 2.2. If the conditions listed in any of Section 2.2 are not fulfilled on or before the Deadline specified in this Agreement (or, if applicable, a written exemption), Party A or Party B may give written notice to the other party to terminate its obligations under this Agreement, and obtain immediate termination.

2.4 If at any time Party B or Party C is aware of the facts or circumstances that may prevent a certain condition from being fulfilled, it shall immediately notify Party A in writing.

2.5 Consideration

2.5.1 Consideration and Valuation Basis

All parties have agreed that the Party B shall transfer its 90% of the equity of Target Company to Party A. That is: Yuwen Li will transfer 81% of the equity interest of Target Company and Zhipeng Zuo will transfer 9% of the equity interest of Target Company to Party A. After the completion of the Transaction, Party A will hold 90% of the equity interest of the Target Company.

2.5.2 All parties confirmed that the valuation of 90% of Target Company’s equity transfer is as follows:

(1) Target Company and Party B have fully, truthfully and completely disclosed Target Company’s and its subsidiaries’ assets, liabilities, equity, external guarantees and all relevant information related to this Agreement to the Party A in writing. The assets owned by Target Company and its subsidiaries do not have significant defects.

(2) The Target Company and Party B warrant that Target Company and its subsidiaries will generate a Net Profit of no less than RMB $4 million for the period from January 1, 2020 to December 31, 2020. In addition, when Part B1 remains as the general manager and executive director of the Target Company, Target Company warrants that in addition to the above-mentioned profit covenant, Target Company’s Net Profit will increase no less than 10% every fiscal year compared to the prior year for the following years from year 2022 to 2025.

On the basis of the above-mentioned committed net profit, the parties agreed to calculate the valuation of the target company’s 90% equity at a price-earnings ratio of 15 times the net profit actually completed during the target company’s profit commitment period.

2.6 Issuance of Shares

All parties agree that, upon completion of the Closing for the Transaction, and within 30 Business Days after the issuance of the May 31, 2021 audit report of Target Company, Party D shall issue the shares of common stock to Party B. The number of the shares that Party D shall issue to Party B or its designated party is calculated as follows.

The number of shares (taken as an integer) = the actual net profit of Target Company from June 1, 202020 to May 31, 2021 × 15 times ÷The average value of the sum of the closing prices of the stocks 30 working days before the stock issuance date ÷ exchange rate of RMB to USD mid-rate (The exchange rate is calculated based on the median price of the US dollar against the RMB announced on the official website of the State Administration of Foreign Exchange on the day of the issuance of the stock).

2.6.2 The parties agree that the issuance of shares shall be performed in accordance with the agreed standards above, and FVTI and the Transferor or its designated related parties shall enter into a subscription agreements. Party B is committed to cooperate with the audit work of the audit firm appointed by Party A and FVTI and provides all necessary assistance or documents required by SEC.

2.7 Closing

After all the conditions listed in Section 2.2 have been fulfilled (or, if applicable, waived in writing), the parties shall conduct the Closing within 30 Business Days to complete the government registration and equity transfer, Party A will become a 90% shareholder of the Target Company.

2.7.1 At the time of closing, Party B shall deliver or facilitate delivery to Party A, including but not limited to that Party B duly signs the transfer of shares and sales documents and/or other relevant documents with Party A as the beneficiary in order to confer on Party A Fang has legal ownership of the underlying equity and becomes a registered shareholder of the underlying equity.

2.8 Excess performance rewards

All parties agree that if the target company’s actual net profit target exceeds the commitment target stipulated in Article 2.5.2, Party A agrees that the target company will reward the target company’s operating team in cash for additional rewards. The specific calculation method of reward amount and proportion is as follows:

1) If the target company completes its performance commitment target for the year and the actual net profit completed for the year is more than 10% but less than 30% compared to the previous year’s net profit growth rate, the target company should extract the net profit achieved during the year 10% as a reward;

2) The target company completes the performance commitment target for the year, and if the annual profit growth rate is more than 30% compared with the previous year, the target company should withdraw 15% of the net profit achieved in the year as an incentive.

Article 3 Corporate Governance and Non-Competition

3.1 After completion of the Transaction, Target Company will become Party A’s controlled subsidiary.

3.2 All parties agree that after the completion of the Transaction, the employment of Target Company and its subsidiaries will not change (except for the corresponding adjustments made in accordance with the relevant provisions of laws and regulations and the requirements of regulatory authorities).

3.3 In order to ensure the continuous and stable operation of Target Company and its subsidiaries, the management team members of Target Company and its subsidiaries shall enter into employment agreements, pursuant to the requirement by Party A. The term of the employment agreement shall include the rest of the current fiscal year after the Closing and three subsequent fiscal years. Non-competition agreements need to be signed with the management team members before the Closing. The aforementioned personnel, without prior written consent of Party A or Target Company, shall not use any means (including but not limited to operating, investing, cooperating with, working part-time for themselves or others) during the term of the employment agreement signed with Target Company and within 2 years from the date of termination of employment with Party A or Target Company, this includes:

(i) the aforementioned personnel shall not operate, engage in or use any means to assist the same, similar or competitive relationship business (directly or indirectly) with Party A, Party D, Target Company and its subsidiaries in China. They shall not have business interest (except for holding 10% or less equity interests) in same, similar or competitive business or conduct unfair related party transactions.

(ii) solicit or induce personnel who have business dealings with Party A or Target Company within five years before the date of signing the labor contract and/or during the term of the labor contract, instigate or work hard to make such persons to stop dealing with Party A or Target Company;

(iii) use or disclose to others the business secrets of Party A or Target Company (including but not limited to customer information and intellectual property rights), so as to affect the interests of Party A or Target Company, except the information required by law, the SEC or other regulatory agencies to disclose, and information that has become publicly known not because such persons have breached the above commitments. When such personnel are required to disclose relevant information by law, the SEC, or other regulatory agencies, they must notify Party A or Target Company before the disclosure of the information, as long as permitted by relevant laws.

(iv) Engage in any behavior that may reduce or damage the competitiveness of Party A or the target company.

If the aforementioned personnel violates the rules and regulations of Target Company, dereliction of duty or private malpractice and damages the interests of Party A or Target Company, or meets the conditions for termination of the labor contract or termination conditions of the labor contract stipulated by local laws and regulations, Target Company shall terminate the employment agreement signed by such personnel and require the aforementioned personnel to compensate all losses suffered by Party A or the companies.

3.4 After completion of the Transaction, Target Company shall establish a board of directors and supervisors. The board of directors consists of three directors, two of which will be nominated by Party A and one by Party B. Target Company shall have one supervisor, who will be appointed by Party B. The general manager of Target Company will be appointed by Party B (Party B has initially appointed Mr. Yuwen Li).

Both parties strive to ensure the stability of Target Company’s personnel and operations, and use their respective advantages to improve the performance of Target Company.

3.5 After the transfer of the Target Securities, the management of the Target Company will diligently perform its operational management responsibilities, and submit the three-year plan and annual budget plan of Target Company to Party A within 90 days after signing of this Agreement. In addition, they are to develop management performance appraisal plan according to the strategic plan and annual targets.

Article 4 Closing and Profit Distribution

4.1 Within four years from the execution of this Agreement, Target Company shall not make any profit distribution. The profit will be used for the future working capital.

4.2 The parties to this Agreement have agreed to make every effort to cooperate and take all measures (including but not limited to signing or procuring a third party to sign any document, making an application and obtaining any relevant approvals, consents or permits, or completing any relevant registration and filing procedures) to ensure that the Closing is in time, legal and valid.

Article 5 Party A’s Representations and Warranties

5.1 The representations and warranties made by Party A in this Article are true and accurate. Party B may rely on such representations and warranties to enter into this Agreement.

5.2 Party A is a company legally established and validly existing in accordance with laws in China. It has full legal rights to sign, perform and complete the Transaction described in this Agreement, and has obtained appropriate authorization to perform all necessary actions

5.3 To perform this Agreement and complete the Transaction, Party A will not:

(1) violate any provisions of Party A’s organizational documents;

(2) violate the terms or provisions of any binding agreement or documents, of which Party A is a party;

(3) violate any laws, regulations or regulatory documents applicable to Party A.

5.4 In order to successfully complete this Transaction, Party A shall provide active and sufficient cooperation and assistance in matters that are necessary.

Article 6 Party B’s Representations and Warranties

6.1 The representations and warranties made by Party B in this Article are true and accurate. Party A may rely on such representations and warranties to enter into this Agreement.

6.2 Every party in Party B is a Chinese citizen with full capacity for civil conduct, has full legal rights to sign, perform and complete the Transactions contemplated by this Agreement, and has obtained appropriate authorization to perform all necessary actions.

6.3 Target Company (including its subsidiaries, same as below) legally owns the assets and has qualifications necessary for its production and operation, and complies with relevant laws and regulations in all aspects of production and operation.

There is no violation of any relevant Chinese laws and regulations that may materially and adversely affect the transaction. There is no outstanding, unfulfilled or foreseeable major investigation, judgement, decision or penalty of Target Company before the closing date.

6.4 Party B and Target Company guarantees that Target Company including its subsidiaries, do not sign, perform and complete any important assets or any other liabilities.

6.5 Party B guarantees that the equity transferred to Party A is the actual investment of Party B in Target Company, and it is the legally owned equity and has full power to dispose it. There are no other interest arrangements such as holding shares. Party B guarantees that there is no other burden of mortgage, pledge or guarantee on the transferred equity, and guarantees that it will not be subject to any third party recourse. Party B has the right to transfer it to Party A.

6.6 To perform this Agreement and complete the Transactions contemplated by this Agreement, neither party of Party B will:

(1) violate the terms or regulations of any binding agreement or document of which he is a party;

(2) violate any laws, regulations or regulatory are applicable to that party.

6.7 Prior to the closing date, Party B has legally holds the Underlying Equity, and there is no pledge, judicial freeze or other restrictions on the transfer of the Underlying Equity. Party B has the right to transfer the equity interest to Party A.

6.8 The information or materials provided by Party B to Party A in this Transaction are true, accurate and complete.

6.9 Target Company legally owns the assets and has qualifications necessary for its production and operation, and complies with relevant laws and regulations in all aspects of production and operation.

There is no violation of any relevant Chinese laws and regulations that may materially and adversely affect the transaction. There is no outstanding, unfulfilled or foreseeable major investigation, judgement, decision or penalty. Except as otherwise provided for in this Agreement, any damage, compensation, fines and compensation due to any misconduct of Target Company before the closing date (including but not limited to violations of laws in the fields of tax, industry and commerce, product quality, environmental protection, intellectual property rights, social insurance, housing fund, intellectual property rights and so on) shall be borne by Party B.

6.10 Except for the liabilities reflected in the financial statements provided by Party B to Party A, Target Company does not have any other liabilities (including existing liabilities and contingent liabilities arising from Target Company providing guarantees, mortgages, pledges or other forms of guarantees). If Target Company has other liabilities not disclosed by Party B or any fines, penalties, compensations, taxes payable and other liabilities assumed by Target Company due to facts or reasons that occurred or existed before the closing date, Party B shall be responsible. For the documents that Party B and Target Company have provided to Party A, Party A shall issue a list of documents to Party B.

6.11 Party B promises that Party B and other enterprises under its control will not engage in business that competes with Target Company. If Party B and its affiliates involve in the main business of Target Company, they should transfer the business to Target Company as required by Party A.

6.12 Party B guarantees that the Underlying Equity will be transferred to Party A within the agreed time. Party A shall provide active and full cooperation and assistance in the transfer.

6.13 Each party of Party B waives the right of first refusal to transfer the equity of Target Company to Party A.

6.14 Party B guarantees that the “Shui Yijia” trademark (35 categories, graphics) related to Target Company’s business operations, including intellectual property rights such as Shui Yijia Fresh, YouPin, Mall, and other WeChat applets will be transferred to Target Company name within 180 days after the completion of the equity transfer.

Article 7 Taxes and Fees

7.1 Regardless of whether the transaction is completed or not, all costs and expenses incurred by the parties due to the transaction (including consultant fees paid to intermediaries such as financial consultants and lawyers) shall be paid by their own.

Article 8 Confidentiality

8.1 The parties agree that the following information or documents shall be kept in strict confidence by the parties from the date of execution of this Agreement to the date when the transaction is disclosed in accordance with the law after the execution of legal procedures.

(1) All the information related to this Agreement, including but not limited to the transaction plan, commercial conditions (intent), negotiation process and content, and the information that the parties to the transaction have learned before and during the process to enter into this Agreement;

(2) All documents and materials in this Agreement, including but not limited to any documents, materials, data, contracts, financial reports and so on.

(3) Other information and documents that will lead to market rumors, stock price fluctuations and other abnormal conditions once leaked or disclosed.

8.2 Without the prior written consent of the other parties to this Agreement, neither party shall disclose the above information and documents to third parties. The parties to the Transaction shall take necessary actions to limit the disclosure of the above information and documents to only those involved in the Transaction, and require such persons to strictly abide by the provisions of this Article.

8.3 The following shall not be deemed as disclosure or disclosure of information and documents:

(1) the information and documents disclosed were known to the public before disclosure;

(2) disclosure pursuant to a mandatory requirement of law, regulation or normative document, or a decision, order or requirement of a competent government agency (such as the SEC), or a judgment, order or award of a court or arbitration institution;

(3) for the purpose of entering into and performing this Agreement, the disclosure to each intermediary agency before and/or after hiring each intermediary agency (including independent financial consultants, auditors, assessors and lawyers).

Article 9 Force Majeure

9.1 If any party to this Agreement is unable to perform this Agreement due to any occurrence of force majeure after the signing of this Agreement, the party affected by force majeure shall notify the other party within ten working days from the date on which the force majeure occurs, and such notice shall specify the occurrence of the force majeure and declare the event as force majeure. At the same time, the party affected by the force majeure shall try its best to take measures to reduce the losses caused by the force majeure and protect the legitimate rights and interests of the other party. Force majeure refers to unforeseeable, unavoidable and insurmountable objective circumstances when the Agreement is entered into.

9.2 In the event of force majeure, the parties to the Transaction shall discuss to determine whether this Agreement will continue to be performed, postponed or terminated. After the elimination of force majeure, if this Agreement can still be performed, the parties shall still be obliged to take reasonable and feasible actions to perform this Agreement. The party affected by force majeure shall send a notice of the elimination of force majeure to the other party as soon as possible, and the other party shall confirm upon receipt of the notice.

9.3 In the event of force majeure that renders this Agreement unenforceable, this Agreement will terminate and the party suffering from force majeure shall not be liable for the foregoing termination of this Agreement. If the performance of this Agreement is partially unable or delayed due to force majeure, the party affected by the force majeure shall not be liable for any breach of this Agreement.

Article 10 Breach of Contract

10.1 After this Agreement takes effect, if Party A fails to pay the consideration within the agreed period as in Article 2.6, it shall pay a liquidated damages to the Transferor at the rate of 0.01% per day of the unpaid amount.

10.2 After this Agreement takes effect, if the registration of equity transfer does not complete within the required period due to Transferor’s fault, the Transferor shall bear the liquidated damages at the rate of 0.01% per day of the transaction consideration that Party A has paid to the Transferor.

10.3 Unless otherwise provided for in the terms of this Agreement, if either party breaches its obligations under this Agreement or the representations and warranties made herein, the other party shall have the right to require it to perform the corresponding obligations or/and take necessary measures to ensure that it complies with the representations or warranties made herein. In case of any loss caused to the Transferor due to Party A’s violation of obligations hereunder or its representations and warranties, Party A shall indemnify the transferor for all losses (including reasonable expenses incurred by the transferor to avoid losses). In case of any loss caused to Party A due to any breach of obligations hereunder or any representations or warranties made by either party, the breaching party shall indemnify the other party for all losses caused to Party A (including reasonable expenses incurred by Party A to avoid losses).

10.4 For the purpose of this Agreement, the parties to this Agreement further declare that if the performance of this Agreement is delayed or impossible due to acts of approval or permission of regulatory authorities, competent authorities or relevant government departments, or changes in laws and policies, the inability to performance shall not be regarded as a breach of the contract by the party, and the parties shall negotiate and facilitate the continued performance of the transaction in a reasonable and legal manner.

10.5 Under this Agreement, Party A and Party D shall bear joint and several liability to Party B for any of their responsibilities/obligations under this Agreement while Party B and Party C shall bear joint and several liability to Party A and D for any their responsibilities/obligations under this Agreement.

Article 11 Applicable Laws and Dispute Resolution

11.1 The interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of China.

11.2 Any disputes arising out of or in connection with this Agreement shall first be resolved through friendly negotiation. If it cannot be settled through negotiation, either party has the right to submit the dispute to the China ShenZhen International Arbitration Court.

11.3 Except for the terms of the dispute, the validity of other terms of this Agreement will not be affected during the settlement of the dispute.

Article 12 Effectiveness

This Agreement shall come into force upon being signed and sealed by the authorized representatives of Party A, Party B, Party C and Party D.

Article 13 Miscellaneous

13.1 The termination or invalidity of certain or partial provisions hereof in accordance with the law or in accordance with the provisions hereof shall not affect the validity of other provisions hereof. The breach of this Agreement by any party of Party B shall not affect the continued performance of this Agreement by the other party.

13.2 This Agreement constitutes the entire agreement of the parties to the Transaction on matters related to this Agreement and replaces any agreement, statement, memorandum, correspondence or any other document made prior to this Agreement.

13.3 Except as otherwise agreed herein, no party in this Agreement may in any way assign all or part of its rights, rights, responsibilities, or obligations under this Agreement without the prior written consent of the other parties.

13.4 Unless otherwise provided by laws and regulations or a party expressly waives its rights, if any party fails to exercise or delays the exercise of any of its rights under this Agreement, it does not constitute a waiver of those rights by that party.

13.5 All parties agree that if the parties need to sign a separate equity transfer agreement for the purpose of equity transfer registration as required by the local competent authority of Target Company, the parties shall sign the equity transfer agreement without violating the terms of this Agreement. The parties confirm that the equity transfer agreement is only for the purpose of facilitating the registration of equity transfer, and this Agreement between the parties regarding the transaction shall be subject to this Agreement and the annexes and appendices hereto.

13.6 This Agreement has six originals copies, one for each party, and the rest are kept by Party A. Each original copy shall have the same legal effect.

13.7 Each party hereby declares and confirms that before signing this Agreement, all parties have sufficient opportunity and time to hire a legal counsel and have sufficient opportunity to discuss and review the contents of this Agreement with their respective counsels. The parties further state and confirm that they had sufficient time to review the contents of this Agreement and have voluntarily entered into this Agreement.

(no text below, signature page)

(This page is the signature page of the Equity Interest Transfer Agreement.)

Party A: Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd. (seal) [Corporate Seal Affixed Herein]

Signature of the legal representative or authorized representative: /s/ Yumin Lin

Party B1 (Signature): /s/ Yuwen Li

Party B2 (Signature): /s/ Zhipeng Zuo

Party C: Dongguan Xixingdao Technology Co., Ltd. (seal) [Corporate Seal Affixed Herein]

Party D: Fortune Valley Treasures, Inc. (seal) [Corporate Seal Affixed Herein]

Signature of authorized representative: /s/ Yumin Lin